Exhibit 99.1

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
Geralyn DeBusk, President, or Hala Elsherbini, COO
972-458-8000

Beacon Awarded $1.2 Million in New Business
— Expands Scope of Services With Two Existing Clients —

LOUISVILLE, KY, June 23, 2011 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS) infrastructure solutions, today announced two existing Fortune 100 clients have requested new ITS infrastructure engagements with combined revenue of approximately $1.2 million.

The first new engagement, expected to deliver $900,000 in revenue, is with one of Beacon’s three current Fortune 500 pharmaceutical clients.  Beacon continues to win incremental ITS infrastructure engagements with this pharmaceutical company resulting from Beacon’s long history and knowledge of the client’s existing facilities throughout the world.  Beacon is the chosen provider to implement the ITS standards established to ensure consistency of services as the client opens additional facilities. For this next engagement, Beacon will install standards-compliant fiber and backbone cabling and build-out of a telecommunications room in one facility.  Beacon has also been requested to assess and document more than 30 sites in the United States, Asia Pacific, Europe, the Middle East and Latin America, which typically will lead to implementation that multiplies the original spend by 5 to 6 times.

The second new engagement is with Beacon’s national grocery store chain client and is expected to add approximately $300,000 in revenue for Beacon over the next 90 days.  Phase 1 of this prototype project will involve Beacon providing multiple ITS design and construction-related professional services, as well as coordination of service delivery for Phase 2.  Phase 2 of the project will initially roll out to slightly less than 100 retail stores.  Beacon’s ITS Construction Management team will coordinate the installation of ITS equipment and infrastructure, including managing the specifications and logistics for the distribution channel partners to deliver material to the stores prior to installation.   Once installation is completed in the initial stores, Beacon will provide post-installation services that will include moves, adds, and changes to the cable infrastructure, drawing updates and removal of pre-existing non-compliant cabling and connectivity.  Beacon expects to be awarded additional waves of this ITS solution to additional stores within this client’s more than 2,000 store chain.

“These new engagements from two of our Fortune 100 clients is strong evidence of the strength of our technology-based solutions approach and reflect how corporations see the value of our national and global ITS services,” stated Jerry Bowman, President and COO of Beacon.  “Both of these clients have been with Beacon for multiple years, and we continue to help them take their businesses to the next level.   While our institutional knowledge of their networks and ITS infrastructures is important, they continue to reengage our team for additional ITS projects because we are solving tomorrow’s global business issues with timely, predictable and relevant professional services.

“On another note, we are still aggressively trying to finalize the contract relationships with several large clients we expect to announce over the next 90-days.  We are still working with several Fortune 1000 multi-national clients, large education institutions and US government-backed stimulus program projects.  While the award process is not as fast as we prefer, we are getting consistent feedback from the clients that Beacon is positioned to move forward with these contracts once all of the client’s internal decision-making and financial processes are complete.  In today’s challenging economic times, we are seeing and hearing from many directions that capital dollars continue to be released more slowly, as IT and ITS spend is impacted by the slow global economic recovery.  The fact that these two clients continue to move forward with new projects is a strong endorsement of their business outlook and faith in Beacon,” he continued.

Bruce Widener, Chairman and CEO of Beacon concluded, “These two new engagements represent another example of long-term clients reaching back to Beacon to implement additional ITS infrastructure solutions.  Many times, we are awarded the initial project as a proof of concept in a limited number of locations.  Once the solution is operational, it often evolves into multiple engagements, and ultimately a national or global rollout.  This is another validation of our refined sales strategy, to focus on large clients who have the capability and business needs to deliver recurring contract awards that contribute to our continued organic growth.”

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management.  Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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